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                                                                      Exhibit 21


1. Ingenious, Inc., an Illinois corporation
2. Lante International Holdings, Inc., a Delaware corporation
3. Lante Consulting Services Pvt. Ltd., a company organized under the laws of India
4. Lante Singapore Pte Ltd., a company organized under the laws of Singapore